Exhibit 10.40
Fiscal Year 2010 Key Management Bonus Program
The Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) approved a cash bonus plan for fiscal year 2010 (the “2010 Key Management Bonus Program”) pursuant to which certain key management personnel of the Company will participate, including Sydney Franchuk and Roy Hibberd, who are each named executive officers of the Company. The 2010 Key Management Bonus Program sets forth target bonus amounts as a percentage of base compensation, which are measured based upon the achievement of certain earnings before interest, taxes, depreciation and amortization (“EBITDA”) goals of the overall company and of the performance of the business unit in which each participant operates, and/or achievement of Strategic Objectives established by the Board. As for Mr. Franchuk, his percentage is measured based upon the performance of National Money Mart Company, which is the business unit in which he operates. As for Mr. Hibberd, his percentage is measured based upon the performance of the overall Company.
The target bonus award and maximum bonus award for Mr. Franchuk pursuant to the 2010 Key Management Bonus Program are 60% and 120%, respectively. The target bonus award and maximum bonus award for Mr. Hibberd pursuant to the 2010 Key Management Bonus Program are 45% and 90%, respectively.
The Compensation Committee and/or the Board will determine the EBITDA operating targets and methodology on which the bonuses are paid pursuant to the 2010 Key Management Bonus Program based upon methods used historically by the Company. The Compensation Committee and/or the Board retain the right to amend, alter or terminate the 2010 Key Management Bonus Program at any time. The bonuses under the 2010 Key Management Bonus Program will be calculated and paid after finalizing the Company’s audited annual financial results for fiscal year 2010. Each employee must be employed in good standing on date of payment in order to receive payment under the arrangement.